Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-46108, 333-57896, 333-87164, 333-106189, and 333-114003 and Form S-3 Nos. 333-106706, 333-112376 and 333-112382) of Sirenza Microdevices, Inc. of our report dated January 10, 2005, with respect to the financial statements of ISG Broadband, Inc. as of March 31, 2004 and for the year then ended, included in this Current Report on Form 8-K/A of Sirenza Microdevices, Inc.

/s/ Ernst & Young LLP

Denver, Colorado

February 10, 2005